CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of December 23, 2016 (the “Effective Date”), by and between MENLO PARK PORTFOLIO II, LLC, a Delaware limited liability company (“Lessor”) and PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation (“Lessee”).

RECITALS

A.       Lessor and Lessee entered into that certain Lease, dated as of July 22, 2015 (the “Lease”), pertaining to the premises located at 1315 O’Brien Drive, Menlo Park, California (the “Premises”).

B.       Lessor and Lessee desire to amend the Lease as set forth herein.  Unless otherwise defined herein, all capitalized terms in this Amendment shall have the same meaning ascribed to them in the Lease.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.       Premises; Building.  The Lease defined the Premises as a portion of the Building consisting of approximately One Hundred Eighty Thousand (180,000) rentable square feet, as shown on the floor plan of the Building attached to the Lease as Exhibit “C.”  As contemplated in the Lease, Lessor has re-measured the Building and the Building is equal to approximately One Hundred Ninety Thousand Three Hundred Eighty Nine (190,389) rentable square feet.  Paragraph 1 of the Lease is hereby amended to define the Premises as the portion of the Building consisting of approximately 180,231 rentable square feet, as shown on the floor plan attached hereto as Exhibit “A”.  The floor plan attached to the Lease as Exhibit “C” is hereby deleted and replaced with the floor plan attached hereto as Exhibit “A”.

2.       Commencement Date; Substantial Completion Date.  Subject to the provisions of this Amendment, the initial Term of the Lease commenced on October 25, 2016 (the “Commencement Date”), and shall expire on October 31, 2027.  Notwithstanding the foregoing, Lessor and Lessee acknowledge that, as of the date of this Amendment, (i) a portion of the Premises (the “Construction Area”) has not been delivered to Lessee, (ii) Lessor has not obtained a TCO as to the Construction Area and (iii) the Work is not yet Substantially Completed.  Accordingly, Lessor remains obligated to cause the Work to be Substantially Completed, to deliver the Construction Area to Lessee in the required condition and to obtain a final TCO as to the Construction Area (the date Lessor causes all of the foregoing to be satisfied is referred to herein and in the Lease as the “Substantial Completion Date”).  Pursuant to Paragraph 14(b) of the Lease, as modified herein, Lessor agrees to (i) use reasonable efforts to assign any assignable warranties or guaranties provided by the contractors or manufacturers of equipment to be maintained by Lessee pursuant to Paragraph 15 (if any) provided as part of the Work to Lessee or, at Lessee’s option, to enforce same with respect to any defect discovered in such equipment within one (1) year after the Substantial Completion Date and (ii) to enforce all other warranties or guaranties with respect to any defect discovered in the Work

WEST\274613282.7

within one (1) year after the Substantial Completion Date.  The parties hereby agree and acknowledge that subject to the waiver of subrogation set forth in Paragraph 12(c) of the Lease and to Section 14 of the Work letter, the indemnification obligations of Lessee and Lessor shall be as set forth in Paragraph 13 of the Lease.  Notwithstanding anything to the contrary in the Lease or this Amendment, Lessee shall not be liable or responsible for any injury or damages (including attorneys' and consultants' fees) of any type or nature, arising from any occurrence or cause within the Construction Area prior to the Substantial Completion Date, except to the extent such injury or damage is caused by Lessee or Lessee’s employees, agents or contractors.

3.       Additional Rent.  The term “Commencement Date” appearing in the first sentence of Paragraph 6(a) of the Lease and the second sentence of Paragraph 6(e) is hereby deleted and replaced with “December 15, 2016” so that Lessee’s obligation to commence paying Additional Rent to Lessor commenced as of December 15, 2016.

4.       Monthly Base Rent.  The chart in Paragraph 5(a) of the Lease is hereby deleted in its entirety and replaced with the following chart:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent
Rent Commencement Date -12	180,231	$2.996	$540,000.00*
13-24	180,231	$3.145	$567,000.00
25-36	180,231	$3.196	$576,000.00
37-48	180,231	$3.246	$585,000.00
49-60	180,231	$3.346	$603,000.00
61-72	180,231	$3.45	$621,000.00
73-84	180,231	$3.55	$639,000.00
85-96	180,231	$3.645	$657,000.00
97-108	180,231	$3.745	$675,000.00
109-120	180,231	$3.845	$693,000.00
121-132	180,231	$3.945	$711,000.00

5.       Monthly Base Rent Credit; Additional Credit.  Pursuant to Paragraph 2(c)(i) of the Lease, Lessee is entitled to receive a credit towards Monthly Base Rent next coming due under the Lease in an amount equal to One Hundred Seventy Seven Thousand Five Hundred Thirty Four and 25/100 Dollars ($177,534.25), which amount is equal to ten (10) days of Monthly Base Rent.  Notwithstanding anything to the contrary in the Lease, if the Substantial Completion Date has not occurred by January 31, 2017 (the “Second Abatement Trigger Date”), then Lessee shall be entitled to receive a credit towards Monthly Base

WEST\274613282.7	2

Rent next coming due under the Lease in the amount of $ 17,753.42 per day for each day beyond the Second Abatement Trigger Date until the Substantial Completion Date occurs.

6.       Insurance.  Paragraph 12(a) of the Lease is hereby amended to provide that Lessee shall, at Lessee’s sole cost and expense, provide and keep in force the insurance policies described in Paragraph 12 commencing as of December 31, 2016.  In addition, the requirement of Lessee to provide property insurance in clause (ii) of Paragraph 12(a) is hereby amended to require Lessee to provide such property insurance as to alterations by Lessee in the Premises and as to alterations made by Lessor in the Premises after the Substantial Completion Date.

7.       Warranties and Guaranties.  The last sentence of Paragraph 14(b) of the Lease is deleted in its entirety and replaced with the following language,

“Lessor agrees to (i) use reasonable efforts to assign any assignable warranties or guaranties provided by the contractors or manufacturers of equipment to be maintained by Lessee pursuant to Paragraph 15 (if any) provided as part of the Work to Lessee or, at Lessee’s option, to enforce same with respect to any defect discovered in such equipment within one (1) year after the Substantial Completion Date and (ii) to enforce all other warranties or guaranties with respect to any defect discovered in the Work within one (1) year after the Substantial Completion Date.

8.       Maintenance and Repairs.  The second full paragraph of Paragraph 15(c) of the Lease is hereby deleted in its entirety and replaced with the following language,

“If at any time after the first (1st) anniversary of the Substantial Completion Date, Pacific Biosciences of California, Inc. (the named tenant hereunder) (i) assigns this Lease by operation of law or otherwise other than to a Permitted Transferee, (ii) fails to provide copies of all service contracts and all service, maintenance, repair and replacement records (whether performed by Lessee’s trained and certified personnel or by outside vendors) with respect to Systems Repairs required to be performed by Lessee in the Premises to Lessor on a timely basis, without necessity of request therefor, (iii) fails to require that all vendors maintain insurance reasonably satisfactory to Lessor naming Lessor and the Additional Insureds named in Paragraph 12 as “Additional Insured”, (iv) fails to perform the Systems Repairs in accordance with the provisions of this Paragraph 15, (v) fails to provide such service, maintenance, repair or replacement at quality and frequency levels at least equal to the quality and frequency levels Lessor would maintain if it were providing such services (as evidenced by Lessor’s maintenance of the balance of the Menlo Business Park), or (vi) fails to satisfy any of the Maintenance Requirements, and following such breach Lessee fails to commence a cure of any breach of the obligations set forth in (ii), (iii), (iv), (v) or (vi) within five (5) business days after receipt of written notice from Lessor and, thereafter, to diligently prosecute the cure to completion three (3) or more times in a twelve (12) month period then, the Parties agree that Lessor may, in its discretion, elect to assume or resume responsibility for maintenance, repair and replacement of the systems described in Paragraph 15(b)(i) and (ii), above, and include the cost in Operating Expenses as provided in Paragraph 6, subject to the provisions of Paragraph 6.  Notwithstanding the cure period set forth in the immediately preceding sentence, the parties hereby agree and acknowledge that if Lessee fails more than once in a twelve (12) month period to cure a breach of any of the obligations set forth in (ii), (iii), (iv), (v) or (vi) within a reasonable time after receipt of written notice from Lessor, then Lessor may elect to assume or resume responsibility for maintenance, repair and replacement of the systems as set forth herein.  Any such election by Lessor shall be effective immediately upon written notice to the Lessee of Lessor’s intent to assume or resume such service, maintenance, repair and replacement.  Any Lessor notice referred to above must set forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions.”

WEST\274613282.7	3

9.       Maintenance Programs and Procedures.  The second sentence of the third paragraph of Paragraph 15(c) is hereby deleted in its entirety and replaced with the following language,

“Lessee agrees to provide Lessor with a copy of Lessee’s internal maintenance programs and procedures within one hundred eighty (180) days of the Commencement Date hereof, and again at any time upon receipt of Lessor’s request therefor.”

10.       Surrender/Restoration.  Paragraph 15(h) of the Lease is hereby amended to provide that the state of repair for purposes of determining Lessee’s obligation to surrender the Premises shall not be as of the Commencement Date, but rather the state of repair existing as of Substantial Completion Date.

11.       Additional Modifications to the Lease.  The Lease is further modified as follows:

(a)       The term “Commencement Date” in Paragraph 6(d)(10) of the Lease is hereby replaced with the term “Substantial Completion Date”, as defined in this Amendment.

(b)       The term “Commencement Date” in first sentence of Paragraph 23 of the Lease is hereby replaced with the term “Substantial Completion Date”, as defined in this Amendment.

12.       Continuing Effect.  All of the terms and conditions of the Lease shall remain in full force and effect, as the Lease is amended by this Amendment.

13.       Conflicts.  If any provision of this Amendment conflicts with the Lease, the provisions of this Amendment shall control.

14.       Warranty of Authority.  Each party represents and warrants to the other that the person signing this Amendment is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a limited liability company or a corporation, that such limited liability company or corporation has full right and authority to enter into this Amendment and to perform all of its obligations hereunder and that it has obtained all necessary consents and approvals to enter into this Amendment.

15.       Effectiveness.  No binding agreement between the parties pursuant hereto shall arise or become effective until this Amendment has been duly executed by both Lessor and Lessee and a fully executed copy of this Amendment has been delivered to both Lessor and Lessee.  This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Amendment.

16.       Governing Law.  This Amendment is governed by the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and the laws of the State of California without regard to its conflicts of law rules.

[Signatures continue on the next page]

WEST\274613282.7	4

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the date first set forth above.

“Lessor”

MENLO PARK PORTFOLIO II, LLC,
a Delaware limited liability company

By:	PREHC MENLO PARK PORTFOLIO II MEMBER, LLC,
a Delaware limited liability company
Its: Co-Managing Member

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, authorized signatory

	By:	/s/ Kevin Anderegg
	Name:	Kevin Anderegg
	Title:	Assistant Managing Director

	By:	/s/ Sara Hoffman
	Name:	Sara Hoffman
	Title:	Assistant Financial Controller

By:	TPI INVESTORS 11, LLC, a California limited liability company

	By:	TARLTON PROPERTIES, INC., a California corporation
	Its:	Managing Member

		By:	/s/ John C. Tarlton
		Name:	John C. Tarlton
		Title:	CEO

“Lessee”

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.,
a Delaware corporation

By:	/s/ Ben Gong
Printed Name:	Ben Gong
Its:	VP Finance

By:
Printed Name:
Its:

WEST\274613282.7

EXHIBIT “A”

Floor Plan

[See Attached]

WEST\274613282.7	7

[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.